CONFORMED COPY


                             DATED 26TH JANUARY 1999


                                    AGREEMENT


      relating to the sale and purchase of certain GATX UK Terminals Assets


                           GATX TERMINALS LIMITED (1)
                              ST SERVICES LTD. (2)
                               ST EASTHAM LTD. (3)
                         GATX TERMINALS CORPORATION (4)
                SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P. (5)
                       KANEB PIPE LINE PARTNERS, L.P. (6)



























                                 LAWRENCE GRAHAM
                                   190 Strand,
                                 London WC2R 1JN
                               Tel: 0171-379 0000
                               Fax: 0171-379 6854
                                Ref.: JR/G2086/67

                                                   CONTENTS
No.          Heading                                                      Page


1. DEFINITIONS AND INTERPRETATION............................................8

2. ASSETS TO BE SOLD........................................................18

3. CONSIDERATION............................................................19

4. PAYMENT DUE ON COMPLETION................................................20

5. CONDITIONS PRECEDENT.....................................................21

6. COMPLETION...............................................................24

7. COMPLETION STATEMENT.....................................................26

8. ACTION PENDING THE COMPLETION DATE.......................................27

9. TITLE AND RISK...........................................................29

10. PERMITS.................................................................30

11. CONTRACTS...............................................................31

12. TANK AUDIT..............................................................32

13. MUTUAL INDEMNITY........................................................33

14. EMPLOYEES...............................................................33

15. ENVIRONMENTAL...........................................................35

16. THE VENDOR'S RECEIVABLES................................................37

17. NAMES AND SIGNAGE.......................................................38

18. POST-COMPLETION ACCESS AND SERVICES.....................................38

19. VAT ....................................................................39

20. REPRESENTATIONS AND WARRANTIES..........................................41

21. LIMITATIONS ON LIABILITY................................................43

22. GUARANTEES AND INDEMNITIES..............................................45

23. KANEB, STOP AND PURCHASER'S WARRANTIES..................................46

24. ASSIGNMENT..............................................................47

25. WAIVER..................................................................48

26. NATURE OF AGREEMENT.....................................................48

27. COSTS...................................................................48

28. ANNOUNCEMENTS...........................................................48

29. CONFIDENTIALITY.........................................................49

30. FURTHER ASSURANCE.......................................................50

31. LAW AND JURISDICTION....................................................50

32. NOTICES.................................................................50

33. VARIATIONS..............................................................53

34. COUNTERPARTS............................................................53

SCHEDULE 1            -     TERMINALS
SCHEDULE 2            -     EXCLUDED ASSETS
SCHEDULE 3           -      COMPLETION STATEMENT
SCHEDULE 4           -      THE WARRANTIES
SCHEDULE 5           -      GTC GUARANTEES
SCHEDULE 6           -      EMPLOYEES
SCHEDULE 7           -      ENGLISH FREEHOLD AND LEASEHOLD SCHEDULE
SCHEDULE 8           -      SCOTTISH LEASEHOLD SCHEDULE
SCHEDULE 9           -      N.I. LEASEHOLD SCHEDULE
SCHEDULE 10          -      PERMITS
SCHEDULE 11          -      CUSTOMER CONTRACTS
SCHEDULE 12          -      HIRE EQUIPMENT
SCHEDULE 13          -      SUPPLIER CONTRACTS
SCHEDULE 14          -      THIRD PARTY EQUIPMENT
SCHEDULE 15          -      ESCROW TERMS
SCHEDULE 16          -      BILLING PROCEDURES
SCHEDULE 17          -      POST-COMPLETION SERVICES
SCHEDULE 18          -      SOFTWARE APPLICATIONS


APPENDIX A           -      DATA ROOM INDEX
APPENDIX B           -      ASSIGNMENT CONTRACT
APPENDIX C           -      PRO FORMA SUB-CONTRACT
APPENDIX D           -      INSPECTION SCHEDULE (EASTHAM PRODUCT TESTING)
APPENDIX E           -      RUNCORN TANK 3 REPAIRS SCOPE OF WORK
APPENDIX F           -      ENGLISH PROPERTY DOCUMENTS
APPENDIX G           -      ENGLISH DEED OF INDEMNITY
APPENDIX H           -      MAIDENHEAD LICENCE TO UNDERLET AND UNDERLEASE
APPENDIX I           -      MURCO DEED OF RELEASE
APPENDIX J           -      SCOTTISH PROPERTY DOCUMENTS
APPENDIX K           -      NORTHERN IRELAND PROPERTY DOCUMENTS
APPENDIX L           -      BELFAST AGREEMENT FOR LEASE (DRAFT LEASE ATTACHED)
APPENDIX M           -      NORTHERN IRELAND DEED OF INDEMNITY
APPENDIX N           -      MANCHESTER SHIP CANAL LICENCES AND AGREEMENT
APPENDIX O           -      PROPERTY BUNDLE
APPENDIX P           -      RAILTRACK HEADS OF TERMS

THIS AGREEMENT is made 26TH JANUARY 1999


BETWEEN:


     (1) GATX TERMINALS LIMITED whose registered office is at Nicholson House, High Street, Maidenhead, Berkshire SL6 1LQ, England ("the Vendor");


     (2) ST SERVICES LTD. (No. 3618750) whose registered office is at 5 Appold Street, London EC2A 2HA ("the Purchaser");


     (3) ST EASTHAM LTD. (No. 3619979) whose registered office is at 5 Appold Street, London EC2A 2HA ("Eastham Terminal Purchaser");


     (4) GATX TERMINALS CORPORATION of 500 West Monroe Street, Chicago, Illinois 60661, USA ("GTC");


     (5) SUPPORT TERMINALS OPERATING PARTNERSHIP of 17304 Preston Road, Suite 1000, Dallas, Texas,
               75252 USA ("STOP"); and


     (6) KANEB PIPE LINE PARTNERS, L.P. of 2453 North Central Expressway, Suite 700, Richardson, Texas 75080-2731, USA ("Kaneb").


WHEREAS:


(A) The Vendor owns certain freehold and leasehold interests in the Terminals (as hereinafter defined) and the businesses carried on at or in relation to the Terminals and the Vendor has agreed to transfer its interest in the Terminals and the Business (as hereinafter defined) to the Purchaser subject to and upon the terms of this Agreement.


(B) GTC is the parent company of the Vendor and has entered into this Agreement at the request of the Purchaser to guarantee the Warranties (as hereinafter defined) and the performance of the obligations of the Vendor subject to and upon the terms of this Agreement.


(C) STOP is the parent company of the Purchaser and Kaneb is the ultimate parent company of STOP and the ultimate parent company of the Purchaser, and each of STOP and Kaneb has entered into this Agreement at the request of the Vendor to guarantee the warranties and the performance of the obligations of the Purchaser subject to and upon the terms of this Agreement.


NOW IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

      1.1 In this Agreement (including the Recitals and Schedules hereto) the following words and expressions shall, where the context so admits, have the following respective meanings:

               "Advanced  Billings" the  aggregate of all advanced  billings and other payments (exclusive of VAT) due to or received by the Vendor in respect of any obligations of the Business committed to in the ordinary course of trading prior to the Completion Date but to be performed after the Completion Date;


               "Agreement" this contract made between the Vendor, the Purchaser, the Eastham Terminal Purchaser, GTC, STOP and Kaneb for the sale and purchase of the Business and the Assets;


               "Assets" the Terminals,  the I.T.  Systems,  the  Contracts,  the
                    Goodwill, the Vendor's Fixtures and Fittings, the Vendor's Chattels, and all other property, rights and assets of the Vendor used in the Business (other than the Excluded Assets) described in Clause 2;


               "Assignable  Key  Permits"  those  permits  listed  in  Part A of
                    Schedule 10;


               "Assumed Liabilities"  amounts which will fall due for payment to creditors of the Vendor in relation to the Business but which are not yet payable as at the Completion Date (with the exception of all amounts which will fall due for payment under any of the Leases) and other accruals;


               "Books  and  Records"  the  lists  of  customers  and  suppliers, financial and tax records, manuals and operating procedures, and all other records relating to the Business on whatsoever medium they are stored (unless otherwise provided in this Agreement), including the right and licence to use the same for the purposes of the Business;


               "Business" the business  carried on at the date of this Agreement by the Vendor at the Terminals being the business of the storage of bulk liquids and related activities;


               "Business Day" a day other  than a  Saturday  on which  banks are open for business in England;


               "CashFloat"  the sum of the cash  floats  held by the  Vendor  at each Terminal on the Completion Date;


               "CHAPS" clearing houses automated payment system;


               "Completion"  completion of the sale and purchase of the Business and the Assets in accordance  with the  provisions of Clause
                    6;


               "Completion  Date" 00.01 hours on Monday 1st  February  1999,  or such other date as the parties may agree;


               "Completion Statement" the statement to be prepared and delivered in accordance with the provisions of Clause 7;


               "Conditions Precedent" the conditions specified in Clause 5.1;


               "Consideration"  the  consideration  for the sale of the Business and the Assets as described in Clause 3;


               "Contaminated  Land  Regime" the  liability  regime in respect of contaminated land whensoever brought into force pursuant to the provisions in Part IIA of the Environmental Protection Act 1990 and any statutory guidance notes, regulations and equivalent controls enacted at any time under those provisions;


               "Contracts" all  contracts and  agreements  entered into prior to the Completion Date binding on the Vendor in connection with the Business (and no other part of the business of the Vendor) listed in Schedules 11, 12, 13 and 18 including the Customer Contracts, the Supplier Contracts, and any computer maintenance and service contracts which at the Completion Date remain (in whole or in part) to be completed or performed, but excluding any Excluded Assets (other than Supplier Contracts relating to Hire Equipment) and any leases, subleases, licences, tenancy agreements or other contracts relating to the Terminals that are subject to the provisions of the Property Conditions Schedules;


               "Customer  Contracts" all contracts and  agreements  entered into prior to the Completion Date binding on the Vendor with customers for the provision of services by the Vendor in connection with the Business which at the Completion Date remain (in whole or in part) to be completed or performed including (without limitation) those listed in Schedule 11 headed "Customer Contracts";


               "Cut Off Time" bears the meaning ascribed to it in Clause 12.1;


               "DataRoom  Index"  the data  room  index  identified  as such and annexed hereto as Appendix `A';


               "Defaulting  Party"  bears the  meaning  ascribed to it in Clause
                    6.3;


               "Disclosure Letter" a letter of the same date as this  Agreement, with the attachments thereto, addressed by the Vendor to the Purchaser in relation to the Warranties in accordance with Clause 22;


               "Employees" those persons who are listed in Schedule 6;


               "Encumbrance"  any  mortgage,   charge,   pledge,   lien,  claim,
                    security, or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right;


               "English Freehold and Leasehold  Schedule"  Schedule 7 containing the terms and conditions of sale of the Terminals in England to which the Vendor holds a freehold or leasehold title;

               "English Leases" the leases  specified in the Second  Addition to the English Freehold and Leasehold Schedule;


               "Environment" all or any of the following  media:  air (including air within buildings and other natural or man-made structures above or below ground), water (including groundwater, surface and sub-surface water) and land (including all land whether at surface or below ground) and shall include any living organisms or other ecological systems supported by the said media;


               "Environmental  Laws" means (i) all laws  (whether of England and
                    Wales or any other jurisdiction whatsoever) whether presently existing or in future, including without prejudice to the generality of the foregoing European Union Directives, national and local statutes, codes, legislation, rules, regulations, statutory instruments, orders, notices and (ii) all common law or other judgments or orders, instructions or awards of any court or competent authority whatsoever (whether of England and Wales or any other jurisdiction whatsoever) whether presently existing or in future insofar as anything referred to in (i) or (ii) above relates to (a) health and/or safety or (b) pollution and/or protection and/or condition of the Environment including all statutory nuisance and the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling (including without limitation thereto the leak, emission, seepage, discharge, burial, dumping, deposit, release and migration) of any waste or other hazardous material;


               "Environmental  Permits"  all Permits  which are  required  under
                    Environmental Law in order to carry on the Business in compliance with Environmental Laws;


               "Escrow  Account"  shall  bear  the  meaning  ascribed  to  it in
                    Paragraph 1 of Schedule 15;


               "Escrow Amount" the aggregate  amount of the Tank 1 Retention and the Tank 3 Retention (as those terms are defined in Schedule
                    15);


               "Escrow Terms" the terms set out in Schedule 15;


               "Executive  Summary" the document  entitled  "Executive  Summary"
                    dated 13th March 1998 and delivered by the Vendor to the Purchaser prior to the date hereof.


               "Excluded Assets" the items set out in Schedule 2;


               "Excluded  Employees"  any  employees  of the  Vendor who are not
                    Employees;


               "Final Claim Date" 31st March 2000;


               "Final  Monitoring"  bears the  meaning  ascribed to it in Clause
                    12.2;


               "Final  Payment  Date"  the date  falling  14 days  after the net amount payable pursuant to the Completion Statement has been finalised and communicated to each of the Vendor and the Purchaser pursuant to Clause 7;


               "Financial  Summaries"  the financial  summary for each Terminal, attached to the Disclosure Letter;


               "Goodwill" the goodwill of the Business  (excluding  any goodwill associated with the Names) together with the right for the Purchaser to hold itself out as carrying on that part of the Business previously carried on from each Terminal;


               "GTC Guarantees"   those   guarantees   provided  by  GTC,  short
                    particulars of which are set out in Schedule 5;


               "GTC Indemnified  Claims"  bears the  meaning  ascribed  to it in
                    Clause 22.5;


               "Hazardous  Waste"  any  material  not held by the  Vendor  under contract, the disposition of which is subject to regulation as "special waste" under Environmental Laws;


               "HireEquipment"  any  equipment  on hire or lease  located at the
                    Terminals at the date hereof and not owned by the Vendor listed in Schedule 12 headed "Hire Equipment";


               "ICTA" Income and Corporation Taxes Act 1988;


               "Inspector" bears the meaning ascribed to it in Clause 12.1;


               "I.T.Systems" all the computer equipment and software  (excluding
                    Novell Groupwise) owned or licensed for use at the Terminals or Maidenhead by the Vendor and/or GTC;


               "Kaneb" Kaneb Pipe Line Partners, L.P.;


               "Key Customer  Contracts" those Customer  Contracts so identified in Schedule 11;


               "Leases" the English  Leases,  the  Scottish  Leases and the N.I.
                    Lease;


               "Liability" shall have the meaning  given  thereto in  sub-Clause
                    21.1;


               "Names" "GATX",  "GATX  Terminals  Corporation",  "GATX Terminals
                    Limited" "GTC", "GTL" or "GATX Corporation";


               "N.I.Lease"  the  lease  specified  in  Paragraph  6 of the  N.I.
                    Leasehold Schedule;


               "N.I.Leasehold  Schedule"  Schedule  9  containing  the terms and conditions of sale of the Terminal in Northern Ireland to which the Vendor holds a leasehold title;


               "Non-Assignable  Key Permits"  those Permits  listed in Part B of
                    Schedule 10;


               "Non-Defaulting Party" bears the meaning ascribed to it in Clause
                    6.3;


               "PAYE" income tax paid under "Pay As You Earn" deduction;


               "Permits"  any  licences,  consents,   approvals,   certificates,
                    registrations, qualifications, specifications or any other authorisation required to carry on the proper and efficient operation of all or part of the Business listed in Schedule 10 headed "Permits";


               "Prepayments" the  aggregate  amount of all payments  made by the
                    Vendor prior to the Completion Date for goods to be supplied or services to be performed in respect of the Business after the Completion Date (with the exception of any payments made under any of the Leases);


               "Properties" the properties  described in the Property Conditions
                    Schedules;


               "Property  Bundle"  the bundle of  documents  and  correspondence annexed as Appendix O;


               "Property   Conditions   Schedules"  the  English   Freehold  and
                    Leasehold Schedule, the Scottish Leasehold Schedule and the N.I. Leasehold Schedule;


               "Pro Rated  Adjustment" the value of the Vendor's Stock, the Cash
                    Float and the Prepayments less the value of the Assumed Liabilities and the Advanced Billings (to the extent payment of Advanced Billings has been received by the Vendor as at the Completion Date) as at the Completion Date, determined as described in Clause 7.2;


               "Purchase Price" the price for the sale of the  Business  and the
                    Assets, being the sum of Twenty two million six hundred and forty eight thousand pounds ((pound)22,648,000), which shall be apportioned between the Assets in accordance with Clause 3.1;


               "Purchaser" ST  Eastham  Ltd.  with  respect  to the  Assets  and
                    Business associated with the Eastham Terminal and ST Services Ltd. with respect to the Assets and Business associated with the other Terminals;


               "Purchaser's Accountants" KPMG Peat Marwick or such other firm of chartered accountants as the Purchaser may specify from time to time;


               "Purchaser's Group" the Purchaser,  its ultimate holding company, and any subsidiary of such holding company;


               "Purchaser's Solicitors" Ashurst Morris Crisp of Broadwalk House,
                    5 Appold Street, London EC2A 2HA or such other firm of solicitors as the Purchaser may specify from time to time;


               "Reconciliation Audit" bears the meaning ascribed to it in Clause
                    12.1;


               "Regulatory  Action" any action taken by a  Regulatory  Authority pursuant to Environmental Laws requiring Remediation Works whether on a voluntary or mandatory basis;


               "Regulatory  Authority" a regulatory  authority  empowered  under
                    Environ-mental Laws to regulate the Environment and/or implement or enforce Environmental Laws including without limitation the Environmental Agency and local authorities;


               "Remediation  Works" all or any works  required  by a  Regulatory
                    Authority to be carried out in order to clean up, remove, treat, remediate or otherwise deal with any pollution or contamination of the Environment;


               "Replies to  Pre-contract  Enquiries"  Property  the  replies  to enquiries before contract relating to property matters which are contained in the Property Bundle;

               "Rights" shall have the meaning given thereto in Clause 25;


               "Schemes" bears the meaning  ascribed to it in  Paragraph  5.5 of
                    Schedule 4;


               "Scottish Leases" the leases  specified in the Second Addition to the Scottish Leasehold Schedule;


               "Scottish Leasehold Schedule" Schedule 8 containing the terms and conditions of sale of the Terminals in Scotland to which the Vendor holds a leasehold title;


               "Signage" all signs, posters,  panels, name plates, and lettering at any of the Terminals carrying any of the Names or otherwise relating to the Vendor's corporate identity;


               "STOP" Support Terminals Operating Partnership, L.P.;


               "Supplier  Contracts" all contracts and  agreements  entered into prior to the Completion Date binding on the Vendor with suppliers (i) for the sale of goods or the provision of services to the Vendor primarily in connection with the Business or (ii) in relation to the Hire Equipment, which in either case remain (in whole or in part) to be completed or performed at the Completion Date, (but excluding any Excluded Assets and any leases, subleases, licences, tenancy agreements or other contracts relating to Terminals that are subject to the provisions of the Property Conditions Schedules) including (without limitation) those listed in
                    Schedule 13 headed "Supplier Contracts";


               "Taxation" all forms of  taxation  and  statutory,  governmental, state, provincial, local government or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto;


               "Terminals"  the  bulk  liquid   storage   terminal  sites  short
                    particulars of which are set out in Schedule 1 (and referred to in the Property Conditions Schedules in each case as "the Property");


               "Third Party Equipment" any special equipment  supplied and owned by any customer of the Business for use in the storage or handling of any products stored by that customer at the Terminals listed in Schedule 14 headed "Third Party Equipment";


               "Transfer  Regulations" the Transfer of Undertakings  (Protection
                    of Employment) Regulations 1981 and the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1985;


               "VAT" United Kingdom Value Added Tax;


               "VATA 1994" the Value Added Tax Act 1994;


               "VAT Order" the Value Added Tax (Special Provisions) Order 1995;


               "Vendor" GATX Terminals Limited;


               "Vendor's  Accountants"  Messrs Ernst & Young of Becket House,  1
                    Lambeth Palace Road, London SE1 7EU or such other auditors of the Vendor for the time being;


               "Vendor's  Chattels"  all loose  plant,  machinery,  spare parts, tools, equipment and chattels owned by the Vendor and used primarily in connection with the Business as carried on by the Vendor for the period of six months prior to the Completion Date at any of the Terminals, but excluding Hire Equipment;


               "Vendor's Fixtures and  Fittings" all fixed and immovable  plant, machinery and equipment on each Terminal (which for the purposes of this Agreement, including the Property Conditions Schedule, shall be treated as forming part of each relevant Terminal) and used primarily in connection with the Business as carried on by the Vendor for the period of six months prior to the Completion Date at any of the Terminals, but excluding Hire Equipment;


               "Vendor's Group" the Vendor, its ultimate holding company and any subsidiary of such holding company;


               "Vendor's Pension Scheme" the GATX-UK Pension Scheme  established by a deed dated 31st August 1990;


               "Vendor's  Receivables"  all payments  accrued or accruing due to the Vendor as at the Completion Date for services supplied by the Vendor in the course of carrying on the Business prior to the Completion Date;


               "Vendor's  Solicitors"  Messrs.  Lawrence  Graham of 190  Strand,
                    London WC2R 1JN;


               "Vendor's Stock" the Vendor's  inventory of fuel oil and nitrogen owned by the Vendor for use at the Terminals valued at replacement cost;


               "Vendor's Terminal  Manager" the GATX terminal manager at each of the Terminals on the date hereof; and


               "Warranties" the representations and warranties set out in Clause
                    20 and Schedule 4.

1.2 References to Clauses, sub-clauses and Schedules are unless otherwise stated references to Clauses and sub-clauses of and Schedules to this Agreement, and the Schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.3 Any document expressed to be "in the agreed form" means a document in a form agreed by (and for the purpose of identification signed or initialled by or on behalf of) the parties hereto.

1.4 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made from time to time under such provisions (but, with the exception of the application of the provisions of Clause 15, not so as to produce any greater liability for any of the parties hereto than would have existed under the relevant provision in the form in which it stood as at the date hereof).

1.5 The table of contents and headings in this Agreement are for convenience only and shall not affect the construction hereof.

1.6 A reference to one gender shall denote all genders and a reference to the singular shall include the plural and vice versa.

1.7 References to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established; references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of the state or any joint venture, association or partnership (whether or not being a separate legal personality).

1.8 In the event of any conflict or inconsistency between the provisions of the Property Conditions Schedule and any other provisions of this Agreement, the Property Conditions Schedule shall prevail.

1.9 References to "Purchaser" shall, unless the context otherwise requires, include the Eastham Terminal Purchaser.

2.           ASSETS TO BE SOLD

2.1 The Vendor shall sell and the Purchaser shall purchase as a going concern as at and with effect from the Completion Date (subject to the Conditions Precedent) the Business and the Assets (other than the Excluded Assets), comprising:

             2.1.1       Grays Freehold


             2.1.2       the Vendor's interests in the Leases;


             2.1.3       the Goodwill;


             2.1.4       the Vendor's Fixtures and Fittings;


             2.1.5       the Vendor's Chattels and I.T. Systems;


             2.1.6       the benefit of the Contracts;


             2.1.7 the benefit of any sums to which the Vendor is entitled either from third parties or insurers in respect of damage or injury to the Terminals or other Assets, save for any entitlement to any sums from contractual warranty or insurance claims specifically excluded in the second paragraph of Clause 15.2 and save to the extent of sums properly expended prior to the Completion Date in making good damage or injury; and


             2.1.8       the Books and Records.

2.2 The Vendor hereby represents, warrants, covenants and undertakes with the Purchaser as follows:

             2.2.1 that it has the right to dispose of the interests in the Business and the Assets which it purports to sell; and


             2.2.2 that it is disposing of its interests in the Assets and the Business free from any Encumbrance (but subject to and upon the terms of this Agreement, and except as provided in the Property Conditions Schedules) together with all such rights now or hereafter attaching thereto.

2.3 The Vendor makes no warranty or representation as to the currency, accuracy or legal compliance of any of its manuals, operating procedures or other written materials relating to the manner in which the Vendor operated any of the Terminals immediately prior to the Completion Date which may be delivered to the Purchaser and accordingly any use which the Purchaser may make of any such materials is entirely at the Purchaser's own risk and the Purchaser shall indemnify and hold the Vendor indemnified accordingly. In the event of any conflict or inconsistency between this Clause 2.3 and the Warranties, the provisions of this Clause 2.3 shall prevail. 3. CONSIDERATION 3.1The Consideration in respect of the Assets referred to in this sub-Clause 3.1 shall be the Purchase Price which shall be apportioned between the Assets concerned as set out in sub-clauses 3.1.1 to 3.1.7:

             3.1.1       the Grays Freehold - (pound)601,000;

             3.1.2       the Leases - -(pound)5,000;

             3.1.3       the Goodwill - (pound)1;

             3.1.4       the Vendor's Fixtures and Fittings - (pound)20,432,000;

             3.1.5       the Vendor's Chattels and I.T. Systems
                         - (pound)1,609,997;

             3.1.6       the Contracts - (pound)1; and

             3.1.7       the Books and Records- (pound)1.

3.2That part of the Purchase Price apportioned to the Leases set out in sub-Clause 3.1.2, and the Vendor's Fixtures and Fittings set out in sub-Clause 3.1.4, and the Vendor's Chattels and I.T. Systems set out in sub-clause 3.1.5, shall be further apportioned between the individual Terminals as follows:

             Grays F&F- (pound)4,934,000

             Grays Chattels and I.T. Systems - (pound)474,000

             Eastham Lease - (pound)1,000

             Eastham F&F - (pound)10,141,000

             Eastham Chattels and I.T. Systems - (pound)627,000

             Runcorn Lease - (pound)1,000

             Runcorn F&F - (pound)779,000

             Runcorn Chattels and I.T. Systems - (pound)74,000

             Belfast Lease - (pound)1,000

             Belfast F&F - (pound)1,872,000

             Belfast Chattels and I.T. Systems - (pound)178,997

             Leith Lease - (pound)1,000

             Leith F&F - (pound)1,353,000

             Leith Chattels and I.T. Systems - (pound)128,000

             Glasgow Lease - (pound)1,000

             Glasgow F&F - (pound)1,353,000

             Glasgow Chattels and I.T. Systems - (pound)128,000.

3.3 The Pro Rated Adjustment and any other relevant adjustments shall be determined pursuant to the Completion Statement and/or the Property Conditions Schedule.

4.           PAYMENT DUE ON COMPLETION

4.1 On Completion the Purchaser shall pay to the Vendor the Purchase Price together with or subject to (as the case may be) such amount (negative or positive) as the Vendor shall bona fide estimate and not less than three Business Days prior to the Completion Date shall notify to the Purchaser to be the value of:

             4.1.1       the Pro Rated Adjustment; and


             4.1.2 any other adjustments to be made pursuant to the Property Conditions Schedule.

4.2 Such payment shall be made in Pounds Sterling by CHAPS and/or other electronic means giving immediate value to the Vendor or such other person as the Vendor shall direct or in such other manner as may be agreed between the payer and payee.

4.3 Any money which shall be sent by wire transfer or CHAPS shall be deemed to have been paid at such time as the receiving bank shall have received it provided that if the day of receipt shall not be a Business Day then the day of receipt shall be deemed to be the next Business Day.

5.           CONDITIONS PRECEDENT

5.1 Completion is conditional on the following conditions being satisfied on or before the Completion Date:

             5.1.1 the grant of landlords' licences to assign (or consents to assignation, where appropriate) in accordance with the Property Conditions Schedules;


             5.1.2       the  grant  of  the   landlord's   licence  to  sub-let
                         the  Maidenhead  office  referred to in Paragraph 17 of
                         Schedule 7;


             5.1.3 the assignment by the Vendor to the Purchaser of all Assignable Key Permits and the grant to the Purchaser by the relevant issuing authority of all Non-Assignable Key Permits, in each case in order that the Vendor is able to deliver to the Purchaser at Completion the documents referred to in Clause 6.1.6(f) (in the case of such documents described as being the Vendor's letter, in a form approved by the Purchaser);


             5.1.4 the assignment by the Vendor to the Purchaser of the Key Customer Contracts (including the attainment of any third party consents thereto if applicable) and the execution of novation agreements for any Key Customer Contracts not capable of assignment;


             5.1.5 the Warranties being true and accurate in all material respects immediately prior to Completion as though then made, and as though the Completion Date was substituted for the date hereof through the Warranties;


             5.1.6 the performance or compliance by the Vendor in all material respects, with all covenants, agreements, and conditions contained in this Agreement to be performed or complied by the Vendor prior to or as of the Completion Date without regard to any exceptions set forth in the certificate provided pursuant to Clause 6.1.6(I); and


             5.1.7 except as permitted or contemplated by, or disclosed in, this Agreement or the Disclosure letter, there has been no event or circumstance or series of events or circumstances which individually or in the aggregate would have a material adverse effect on the operations of the Terminals since the date of this Agreement.

5.2

             5.2.1 The Purchaser shall use all reasonable endeavours to satisfy the Conditions Precedent in Clause 5.1.3 (with respect to Non-Assignable Key Permits) and the Purchaser shall use all reasonable endeavours to assist the Vendor to satisfy the Conditions Precedent in
                         Clauses 5.1.1 to 5.1.2, 5.1.3 (with respect to Assignable Key Permits) and 5.1.4 .


             5.2.2 Without prejudice to the generality of sub-clause 5.2.1, in order to procure the grant of the landlords' licences to assign referred to in Clause 5.1.1:


                         (a)    Kaneb shall offer,  by deed,  to  guarantee  the
                                performance of the lessee's covenants and obligations contained in the relevant Lease (as amended or varied by any other document) on terms reasonably acceptable to the landlord but not more onerous than those existing for the Vendor's Group; and


                         (b) the Purchaser shall offer to enter into a direct covenant with the landlord to observe and perform the lessee's or grantee's covenants and obligations contained in the relevant Lease (as amended or varied by any other document) in the form reasonably required by the landlord but not under terms more onerous than those existing for the Vendor's Group.

5.3

             5.3.1 The Vendor shall use all reasonable endeavours to fulfil the Conditions Precedent in Clauses 5.1.1 to 5.1.2, 5.1.3 (with respect to Assignable Key Permits), and 5.1.4 and the Vendor shall use all reasonable endeavours to assist the Purchaser to satisfy the Conditions Precedent in Clauses 5.1.1 and 5.1.3 (with respect to Non-Assignable Key Permits).


             5.3.2 Without prejudice to the generality of sub-clause 5.3.1, the Vendor agrees to make all applications and submissions of information to Regulatory Authorities as required or expected of a going concern in order to seek to procure the assignment of the Assignable Key Permits to the Purchaser.


5.4 If at any time either party becomes aware of a matter that might prevent a Condition Precedent being satisfied, it shall immediately inform the other party, and the other party may then seek to satisfy such condition.

5.5 At any time, the Purchaser may without prejudice to any rights it may have under this Agreement (but subject to Clause 5.7) waive a Condition Precedent by notice in writing to the Vendor, on any terms it decides.

5.6 Subject to Clause 5.7, if a Condition Precedent has not been waived by the Purchaser and has not been satisfied on or before the Completion Date, the Purchaser may on that date by notice in writing to the Vendor:

             5.6.1       waive the Condition Precedent; or


             5.6.2       postpone  the  Completion  Date  by not  more  than  10
                         Business Days (but the Purchaser may not postpone Completion more than once without the Vendor's written consent); or


             5.6.3       terminate this Agreement.

5.7 In the event that the Vendor's certificate to be furnished pursuant to Clause 6.1.6(i) states any exceptions to the Warranties being true and accurate in all material respects at and as of the Completion Date (other than the exceptions in the Disclosure Letter), Completion shall at the written request of the Vendor be postponed for a period of thirty days from the date that the Vendor tenders such certificate to allow the Vendor an opportunity to cure any such matter identified in such certificate. If the Vendor is unable to cure or in the exercise of its commercial judgment cannot economically justify curing such exception and therefore chooses not to do so, then the Purchaser may either terminate this Agreement by written notice to the Vendor (in which case this Agreement shall be deemed to have been terminated without liability on the part of any party hereto save for any reimbursement due pursuant to Clause 5.8) or may elect to proceed to Completion in which event it shall be deemed to have waived such material exception.

5.8 In the event that Completion is postponed or this Agreement is terminated pursuant to Clause 5.7 then the Vendor shall reimburse to the Purchaser the Purchaser's cost of borrowing such sum as is provided for in Clause 4.1 during the period of postponement (being either the period until the actual Completion Date or until the date of termination of this Agreement or for a period of 30 days, whichever is the shorter). The Purchaser's "cost of borrowing" for this purpose shall be the cost which the Purchaser shall reasonably and properly incur to its bankers in drawing down the relevant amount from its borrowing facility, less the amount of any interest or other financial benefit which accrues to the Purchaser on the redeployment of such monies. The Purchaser shall use its reasonable endeavours to mitigate its cost of borrowing. The Purchaser's cost of borrowing and benefit of redeployment shall be certified by the Purchaser and verified by such supporting evidence as the Vendor may reasonably require.

5.9 If the Purchaser postpones the Completion Date in accordance with clause 5.6.2, the provisions of this Agreement apply as if that other date is the date set for Completion in clause 6.1.

5.10 If the Purchaser terminates this Agreement pursuant to clause 5.6.3, each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

6.           COMPLETION

6.1 Subject to Clause 5, Completion shall take place at the offices of the Vendor's Solicitors by not later than 12 noon on the Completion Date when all (unless the parties otherwise agree) of the following business shall be transacted:

             6.1.1 the Vendor shall complete the sale of the Terminals (upon the terms of the Property Conditions Schedules) and the Business and the Assets;


             6.1.2 the Purchaser shall pay to the Vendor such sum as is provided for in Clause 4.1;


             6.1.3 the Vendor shall pay the Escrow Amount into the Escrow Account (and the Escrow Terms shall then apply thereto) for the repair of tanks 1 and 3 at the Runcorn terminal;

             6.1.4 the Vendor shall give possession to the Purchaser of the Terminals and the Assets hereby agreed to be sold;

             6.1.5       the  Vendor  and  the  Purchaser   shall  complete  the
                         sub-lease of 4th floor, Nicholson House, Nicholson's Walk, Maidenhead; and

             6.1.6       the   Vendor   shall  deliver or  make available to the
                         Purchaser:

                         (a)    the Books and Records;

                         (b) such of the Assets as are capable of transfer by delivery (it being agreed that such delivery shall take place at the place where they are situated);

                         (c) the software licences or registered user agreements for those I.T. Systems where the licences or agreements are equipment specific, together with assignments of such licences or agreements for those IT Systems which are subject to assignable licences or agreements, and notices to the licensors for those licences identified as "equipment specific" (in each case as identified on the Schedule of Software Applications in Schedule 18);

                         (d) duly executed assignments and/or novations of the Key Customer Contracts (and of such other Customer Contracts as may then be available) and consents thereto in the agreed form;

                         (e) duly executed assignments and/or novations of such of the Supplier Contracts as may then be available;

                         (f) the documents relating to the Permits described in Column 5 (under the heading "Completion Document") in Schedule 10;

                         (g) a certified copy of Board resolutions passed at a meeting of the Vendor's board of directors at which its directors shall have approved the Vendor entering into this Agreement and the agreements and arrangements contemplated under this Agreement;

                         (h) releases under seal of any Encumbrance to which any of the Assets are subject duly executed by those entitled to the benefit thereof, provided that for the purposes of this clause 6.1.6(h) only the expression "Assets" shall not include any Assets in respect of which the provisions of the Property Conditions Schedules apply; and

                         (i) a certificate signed by a duly authorised officer on behalf of the Vendor stating that, subject to the exceptions in the Disclosure Letter, the Warranties are true and accurate in all material respects as at the Completion Date as though then made and as though the Completion Date was substituted for the date hereof throughout the Warranties, whereupon the title thereto shall pass to the Purchaser by such delivery.

6.2 If either the Purchaser or the Vendor does not comply in any respect with its obligations under sub-Clause 6.1 then the party not in default:

             6.2.1 may agree that Completion shall take place notwith-standing any such failure; or

             6.2.2 shall be entitled (in addition and without prejudice to any other rights available to it) to give notice prescribing a new date for Completion (such date being a date that is not less than 7 days and not more than 28 days after the original agreed date of Completion) in which case the provisions of Clause 6 (other than this sub-clause 6.2) shall apply to Completion as so deferred; or

             6.2.3 if, following an adjournment of Completion pursuant to Clause 6.2.2, Completion does not take place on the new date then in addition to the remedies in Clause 6.2 the non-defaulting party shall terminate the Agreement with effect from the new date set for Completion and neither party shall have any claim against the other under it, except for any claim arising from breach of the undertakings in Clauses 29 and 30 and as provided in Clause 6.3 hereof.

6.3 In the event that either party ("the Defaulting Party") does not comply with its obligations under Clause 6.1, then the other party ("the Non-Defaulting Party") shall be entitled (in addition and without prejudice to any other rights or remedies available to it) to terminate this Agreement, but in the event that the Non-Defaulting Party elects to proceed pursuant to Clause 6.2.2. but Completion is thereby delayed the Defaulting Party shall pay interest on the amount payable pursuant to Clauses 6.1.2 and 6.1.3 hereof at the base rate of the Royal Bank of Scotland from time to time for the period from and including the Completion Date until and including the day prior to the date of Completion or the date of termination of the Agreement (as the case may be), which interest shall be deemed to be payable to the Non-Defaulting Party notwithstanding termination of the Agreement.

7.                        COMPLETION STATEMENT

7.1 As soon as possible after the Completion Date the Vendor shall prepare and the Vendor and the Purchaser shall jointly instruct the Vendor's Accountants to certify a statement (the "Completion Statement") for the purposes of calculating and certifying the net amount payable on the Final Payment Date on the basis of such calculation. The parties will respectively endeavour to procure that any information reasonably required by the Vendor's Accountants will be made available to enable the said certification to be completed.

7.2 For the purpose of calculating the net amount payable described in sub-Clause 7.1, the Completion Statement shall be prepared in accordance with the principles set out in Schedule 3 and the Vendor's Accountants shall issue a certificate with respect thereto jointly addressed to each of the Vendor and the Purchaser. The Vendor and the Purchaser shall each afford every assistance and use all reasonable endeavours to ensure that the Completion Statement shall be prepared and delivered to the Vendor and the Purchaser as soon as possible after the Completion Date.

7.3 Subject to Clause 7.4, the certificate of the Vendor's Accountants referred to in sub-clause 7.1 as to the net amount payable pursuant to the Completion Statement shall be binding on the parties hereto and the amount due shall be paid by the relevant party on the Final Payment Date by CHAPS and/or other electronic means giving immediate value.

7.4 The Purchaser shall notify the Vendor in writing within 14 business days of receiving the Completion Statement either that it approves the Completion Statement, or that it does not so approve it together with written details of the matters relating to the Completion Statement which it disputes.

7.5 Any matter which the Purchaser shall dispute may be referred for final settlement to a chartered accountant nominated jointly by the Vendor and the Purchaser or, failing such nomination within 14 days after the request of either of those parties to the other, nominated at the request of either of those parties by the President for the time being of the Institute of Chartered Accountants in England and Wales. The chartered accountant (howsoever appointed) shall act as an expert and not as an arbitrator and his or her decision as to the matter in dispute shall (in the absence of manifest error) be final and binding on the parties. In the event that the amount in dispute is determined by the expert to vary from the amount certified by the Vendor's Accountants by more than 5% of the certified amount, then the expert's fees shall be paid by the Vendor, but shall otherwise be paid by the Purchaser.

7.6 Following settlement of any such matter which the Purchaser shall have disputed (whether settled pursuant to sub-Clause 7.5 or otherwise by agreement between the Vendor and the Purchaser), the Completion Statement shall be finalised in accordance with that settlement and payment shall then be made in accordance with sub-clause 7.3.

7.7 The Completion Statement is subject to correction and adjustment by either party for a period of 3 months following it being finalised to take into account any matter that would have affected the calculation of the Completion Statement in accordance with this Clause 7 but not included at the time it was calculated, or to rectify any miscalculation not identified at the time the Completion
Statement was calculated in accordance with Clause 7, and such correction and adjustment shall be agreed by the parties in accordance with the provisions set out in Clauses 7.2 to 7.6 inclusive.

8.           ACTION PENDING THE COMPLETION DATE

8.1 The Vendor undertakes that prior to the Completion Date except at the written request or with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed) or otherwise as provided in the Property Conditions Schedules:

             8.1.1 that all reasonable measures are taken to protect and preserve the Business and Assets and that the Business will be carried on as a going concern in the ordinary course of business as if this Agreement had not been entered into and, for the avoidance of doubt, the Vendor will not voluntarily cease to carry on any such business at any of the Terminals nor seek to transfer all or any part of any such business away from any of the Terminals to another terminal;


             8.1.2 the Purchaser and its approved agents will be given such access to the Terminals (at the Purchaser's own risk and subject to the Purchaser indemnifying the Vendor against any loss or damage suffered or incurred by the Vendor arising out of or in connection with the acts, omissions or defaults of the Purchaser or its agents whilst at any of the Terminals) and shall be provided with such information about the Books and Records as the Purchaser may reasonably request and, in the case of information, as is readily available to the Vendor; provided that the obligations of the Vendor under this sub-clause 8.1.2 shall not extend to allowing access or providing information which would in the reasonable opinion of the Vendor interfere with the normal operations and employee relationships of the Business or where such information is regarded by the Vendor as confidential to the activities of the Vendor otherwise than in connection with the Business;

             8.1.3 it shall conduct the Business in accordance with and will use all reasonable endeavours to maintain all Permits which have been obtained for the carrying on of the Business;

             8.1.4 it shall not terminate any of the Customer Contracts without the prior written consent of the Purchaser;

             8.1.5 it shall keep the Purchaser fully informed as soon as is reasonably practicable of all on-going negotiations, communications and discussions (including in the case of correspondence and any other written documentation, providing the Purchaser with copies thereof) with any trade union or other such organisation, or with the Employees occurring from the date hereof up until Completion pursuant to the Employment Rights Act 1996 and the Trade Union and Labour Relations (Consolidation) Act 1992 and Regulation 10 of the Transfer Regulations;

             8.1.6       it shall not:
                         (a) dispose of or remove all or any part of the Assets from any of the Terminals without replacing the same with items of similar quantity and quality approved by the Purchaser;

                         (b) enter into, amend or terminate any contract or commitment or submit any new tender involving an amount greater than (pound)10,000, or committing the Vendor for a period longer than one calendar year;

                         (c) enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms in excess of (pound)5,000; or

                         (d) create or extend any Encumbrance (excluding any supplier's retention of title provision in the ordinary course of business) over any of the Assets;

                         (e)    take  any  action  which  makes  any  policy  of
                                insurance   void  or   voidable  or  permit  any
                                insurance to lapse;

                         (f) increase compensation or benefits paid, or to become payable, to any of the Employees, or agree to do the same, except for scheduled increases in the ordinary course of business;

                         (g) appoint any new employee or make any material variation in the terms of employment of any Employee whose annual remuneration exceeds
                               (pound)17,500;

                         (h) make or propose a material change to any benefit of any kind which is payable on a person's retirement, death or disability to or in respect of any of the Employees or to any pension scheme (other than any change required by law) or, without limiting the foregoing, carry out any action in relation to any such scheme other than in the ordinary course of operating such schemes;

                         (i)    make  any  material   change in  the  nature  or
                                organisation of the Business;

                         (j) enter into or vary in any material respects any transaction in respect of the Business otherwise than in the ordinary course of business and on arms' length terms;

                         (k) compromise or settle any litigation, arbitration or mediation proceedings which would have an adverse effect on the Business after Completion or which would otherwise be binding upon the Purchaser, save for (i) debt collection conducted in the ordinary course of business or
                                (ii) proceedings where the amount claimed does not exceed (pound)20,000;

             8.1.7 it shall immediately notify the Purchaser in writing of any fact or circumstance which the Vendor appreciates is likely to cause any of the Warranties (whether as given on the date hereof, or when repeated immediately prior to Completion) to be untrue or misleading, or of any material adverse change which the Vendor appreciates is likely to occur in relation to the Business, its customers or suppliers, or the Employees.

9.           TITLE AND RISK

9.1 Subject to the Conditions Precedent, title to the Assets and risk of loss or damage to the Assets shall pass to the Purchaser on the Completion Date.

9.2 Without prejudice to the rights of the Purchaser under sub-Clause 9.4, in the event that there is physical destruction of or physical damage to any of the physical assets at any of the Terminals (or if any such physical assets are condemned or threatened to be condemned) between the date hereof and Completion which is quantified at more than (pound)2,400,000 in the aggregate (or, if not capable of quantification at the Completion Date, reasonably estimated by the Vendor or the Purchaser to exceed (pound)2,400,000) then either party may by notice to the other party rescind this Agreement. In the event that both parties elect to proceed to Completion then the Consideration shall be reduced by the value of such loss or damage as determined by an independent valuer to be jointly appointed by the Vendor and the Purchaser and whose assessment shall (in the absence of manifest error) be final and binding on the parties, but such reduction in the value of the Consideration shall be the sole remedy of the Purchaser in relation to any such loss or damage. In the event that there is physical destruction of or physical damage to any of the physical assets at any of the Terminals (or if any such physical assets are condemned or threatened to be condemned) between the date hereof and Completion which is quantified at more than (pound)10,000 but equal to or less than (pound)2,400,000 then the Consideration shall be reduced by the value of such loss or damage as determined by an independent valuer to be jointly appointed by the Vendor and the Purchaser and whose assessment shall (in the absence of manifest error) be final and binding on the parties, but such reduction in the value of the Consideration shall be the sole remedy of the Purchaser in relation to any such loss or damage

9.3 If such loss, destruction, condemnation or threat of condemnation as is referred to in Clause 9.2 occurs within a ten (10) day period prior to the Completion Date, Completion shall be postponed to the date ten (10) days after the Vendor provides notice thereof to the Purchaser (or the first Business Day after such 10 day period) to enable the applicable elections to be made by the Purchaser under Clause 9.2.

9.4 In the event of any breach of this Agreement (including the breach or non-fulfilment of any of the Warranties) by the Vendor prior to the Completion Date in relation to which the amount of damages claimed by the Purchaser is less than (pound)2,400,000, the Purchaser shall have no right to rescind the Agreement but shall only be entitled to claim damages. In the event of any breach of this Agreement (including the breach or non-fulfilment of any of the Warranties) by the Vendor prior to the Completion Date in relation to which the amount of damages reasonably claimed by the Purchaser exceeds (pound)2,400,000 the Purchaser shall be entitled to rescind this Agreement. For the avoidance of doubt, in no event may the Purchaser rescind this Agreement after the Completion Date.

9.5 Title to the Terminals has been deduced by the Vendor to the Purchaser or the Purchaser's Solicitors in accordance with the Property Conditions Schedules prior to the date of this Agreement and the Purchaser shall not raise any requisition or objection in relation to the title.

10.          PERMITS

10.1 The Purchaser shall use all reasonable endeavours at its own cost to procure the benefit of any non-assignable Permits and the Vendor shall co-operate at its own cost with the Purchaser's reasonable requests in procuring any non-assignable Permits required by the Purchaser as a result of the transfer of the Business under this Agreement. The Vendor shall use all reasonable endeavours at its own cost to procure the assignment of any assignable Key Permits required by the Purchaser as a result of the transfer of the Business under this Agreement.


11.          CONTRACTS

11.1 The Vendor shall take all reasonable steps and co-operate with the Purchaser (each party bearing its own costs) in order to procure the assignment of the Contracts to the Purchaser (and this obligation shall continue notwithstanding the Completion of this Agreement) and without prejudice to the generality of the foregoing the Vendor shall execute and deliver to the Purchaser at Completion an assignment of the Contracts in the form annexed as Appendix B. 11.2 To the extent that any of the Contracts are not assignable without the consent of another party or without a novation agreement, this Agreement shall not constitute an assignment or an attempt at assignment if such assignment or attempted assignment would constitute a breach of the relevant Contract. In the event that such consent or novation is required for any such assignment, the Vendor will use all reasonable endeavours to obtain the consent of the other party to such assignment or to procure that the other party enters into such novation to the Purchaser, if so requested by the Purchaser.

11.3 Unless and until such consent or novation is obtained, the Vendor will co-operate with the Purchaser in any reasonable arrangements proposed by the Purchaser designed to provide for the Purchaser the benefits under any of the Contracts, including enforcement at the cost and for the account of the Purchaser of any and all rights of the Vendor against the other party thereto whether arising out of the cancellation by such other party or otherwise, and the Purchaser shall perform all of the obligations and meet all of the liabilities of the Vendor under any such Contracts. Prior to any such arrangements the Vendor shall be deemed to hold the benefit of each such Contract on trust for the Purchaser and shall fully account to and be indemnified by the Purchaser accordingly.

             If and to the extent that any such arrangements cannot be made in respect of any such Contract within 6 months of the Completion Date, then, provided that the third party thereto has not given notice to terminate that Contract (other than upon the expiry of its term), the Vendor shall sub-contract such Contract to the Purchaser in the terms of the sub-contract annexed as Appendix C and in such event the Purchaser shall accept such sub-contract and the Purchaser shall then continue to perform the obligations and meet the liabilities of the Vendor under that Contract upon the terms and conditions of that Contract with effect on and from the Completion Date and at no cost to the Vendor.


             In these circumstances, the Vendor shall at all times in its name and at the request and upon receipt of a satisfactory costs indemnity from the Purchaser take such steps (including legal proceedings) as the Purchaser may reasonably require in order to enforce any debts, obligations and liabilities of the relevant customer arising under the Contract for the benefit of the Purchaser. The Purchaser shall indemnify the Vendor and keep it indemnified in respect of any debts, obligations, liabilities, losses, damages, costs, charges and expenses suffered or incurred by the Vendor arising under the Contract.


             If and to the extent that any such arrangements cannot be made in respect of any such Contract and the third party thereto has given notice to terminate that Contract (other than upon the expiry of its term) then upon such termination neither the Vendor nor the Purchaser shall have any further obligation to each other relating thereto, and any further liability in relation to such Contract shall rest with the Vendor, provided that the Vendor has done (by commission or omission) nothing to increase the liabilities under such applicable Contract then the amount or extent of the liability of the Vendor in respect thereof shall be no greater than the liability to which the Vendor would have been subject had the relevant Contract been terminated by the Vendor as at the Completion Date. Any such further liability shall rest with the Purchaser and from that time onwards such contract shall no longer be held to be a Contract for the purposes of the Agreement.


11.4 Subject to Clause 11.3, with effect from the Completion Date, the Purchaser shall be entitled to the benefit of the Contracts and shall fully indemnify the Vendor against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands brought or made against or incurred by the Vendor in respect of such Contract by reason of or in connection with the non-performance or the negligent or defective performance by the Purchaser to the extent that such Contract has not been carried out or completed in the ordinary course in a proper and workmanlike manner and in accordance with its terms (excluding from such indemnity the effects of any previous failure in performance by or on behalf of the Vendor prior to the Completion Date) or any defect in or error of any kind arising from goods sold or services provided after the Completion Date and in particular (but without prejudice to the generality of the foregoing) any claim under any warranty or under the Sale of Goods Act 1979 or the Supply of Goods and Services Act 1982.

12.          TANK AUDIT

12.1 The Purchaser and the Vendor shall conduct a reconciliation of the Vendor's customers' product stored at the Terminals (whether contained in storage or utilised as line-fill) on the Completion Date no more than seventy two (72) hours prior to Completion ("the Cut Off Time"). At that time, an independent inspector, whose selection shall be mutually agreed upon by the Vendor and Purchaser ("the Inspector") shall conduct a physical audit of the amount, type and quality of product contained in each storage tank and line at the Terminals. The Purchaser and the Vendor shall each designate a single representative for each Terminal to accompany the Inspector during the course of the audit. The Inspector shall conduct the tests described in the Inspection Schedule attached hereto as Appendix D. The fees and expenses of the Inspector will be shared equally by the Purchaser and the Vendor. During the audit, the storage tanks and lines are to be gauged in accord with standard industry practice. The results of such audit ("Reconciliation Audit") will be provided to the Purchaser and the Vendor promptly following the Completion Date.

12.2 The Vendor shall produce a book inventory of customer product at the Terminals as of the Cut Off Time. The Vendor, with the participation of the Purchaser, will reconcile "book to physical" for each customer, and communicate the results thereof by letter in a form to be agreed to by the Vendor and the Purchaser with each customer regarding the results of the Reconciliation Audit as it pertains to such customer. The Vendor will keep a true and correct record of any changes in the customer inventory from the Cut Off Time to the Completion Date ("Final Monitoring"). Any changes in the Final Monitoring will be confirmed with the relevant customers in the letter referred to above.

12.3 If the Reconciliation Audit and Final Monitoring determine that the quantity of product as described in the books and records of the Vendor as of the Completion Date is either greater or less than the quantity of product as determined by the Inspector in the course of the physical audit, any shortfall or overage in the amount of product will be entirely for the account of the Vendor, and the Vendor shall settle any disputes or differences with its customers resulting from such shortfalls or overages. The Vendor will use its best endeavours to reach any such settlement within 30 days after the Completion Date and will keep the Purchaser apprised of the status of such efforts.

12.4 At the time of the Reconciliation Audit, the Inspector will take (and appropriately label) representative samples of product from each of the tanks and pipelines. The Inspector shall retain such samples for a period of one (1) year from the Completion Date. The retained samples, together with the tests described in Appendix D, shall be conclusive as between the parties as to the quality of the product stored at the Terminals as of the Completion Date, unless either party is able to adduce evidence to establish that product degradation occurred between the Cut Off Time and the Completion Date. If the samples and/or the tests as appropriate reflect any degradation of product quality as of the Completion Date, any liability associated therewith shall be for the account of the Vendor, who shall settle any dispute or differences with its customers related thereto. Any product degradation occurring after the Completion Date shall be for the account of the Purchaser.

13.          MUTUAL INDEMNITY

13.1 Save as otherwise provided in this Agreement (including in respect of the Assumed Liabilities), the Vendor shall bear and discharge all debts, liabilities and obligations of the Business and in respect of the Assets accruing or incurred up to the Completion Date, and shall at all times indemnify the Purchaser and keep it indemnified in respect of such debts, obligations and liabilities and in respect of any liability accruing or arising in connection with the carrying on of the Business prior to the Completion Date (including for the avoidance of doubt the Contracts).

13.2 Save as otherwise provided in this Agreement, the Purchaser shall with effect on and from the Completion Date assume and perform the Vendor's obligations in respect of the Assumed liabilities and the Contracts and bear and discharge all debts, liabilities and obligations arising by virtue of its carrying on the Business with effect from the Completion Date, and shall at all times indemnify the Vendor and keep it indemnified in respect of such debts, obligations and liabilities and in respect of any liability accruing or arising in connection with the carrying on of the Business by the Purchaser after the Completion Date.

14.          EMPLOYEES

14.1 The parties accept that this Agreement and the sale of the Business to be effected by it are governed by the Transfer Regulations and the Completion Date shall be the "time of transfer" under the Transfer Regulations.

14.2 The Purchaser shall treat the contract or other terms of employment of each of the Employees as automatically transferred to it with effect from the Completion Date in accordance with the Transfer Regulations.

14.3 The Purchaser shall on and from the Completion Date assume responsibility for the performance of all the obligations of the employer in relation to the Employees in respect of the period after the Completion Date and the Purchaser shall discharge and hereby undertakes to indemnify the Vendor against all liabilities, obligations, costs and claims in respect of the Employees arising from events occurring after Completion (including the performance of all obligations of the Purchaser as employer of the Employees after Completion).

14.4 All salaries, wages and other compensation, all Taxation (for which an employer is accountable), and all other normal employment costs in each case in respect of the Employees shall be borne by the Vendor down to the Completion Date and thereafter by the Purchaser and shall be apportioned accordingly. Entitlement to holiday pay shall be apportioned on a time basis over the holiday year so that the Vendor shall bear as at the Completion Date the cost of untaken but accrued holiday less the cost of any holiday taken in excess of entitlement. The cost of accrued holidays for prior years shall be borne by the Vendor.

14.5 The Purchaser shall indemnify and keep indemnified the Vendor against any costs, claims, liabilities and expenses which the Purchaser may incur in respect of the period after the Completion Date as a result of any act or omission by the Purchaser including any failure to discharge the Purchaser's obligations to any Employee after the Completion Date.

14.6 The Vendor shall indemnify and keep indemnified the Purchaser against any costs, claims, liabilities and expenses which the Purchaser may incur in respect of the period prior to the Completion Date as a result of any act or omission by the Vendor including any failure to discharge its obligations to any employee including but not limited to any Employees prior to the Completion Date.

14.7 Insofar as the Transfer Regulations are found to apply to any Excluded Employee the Vendor agrees that:

             14.7.1 in consultation with the Purchaser, it will, within seven days of being so requested by the Purchaser, make to each such person an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and


             14.7.2 the offer to be made will be such that the provisions of the new contract as to the capacity and place in which the person will be employed and as to the other terms and conditions of his employment will not differ from the corresponding provisions of his contract of employment as existing immediately prior to Completion.


             Upon that offer being made (or at any time after the expiry of the seven days if the offer is not made as requested), the Purchaser shall terminate the employment of the person concerned and provided that the Purchaser shall have complied with its obligations under this Clause 14.7, the Vendor shall indemnify and hold the Purchaser indemnified against any costs, claims, liabilities and expenses which the Purchaser may incur in respect of any such person as aforesaid.

15.      ENVIRONMENTAL

15.1 Each of the Purchaser and Kaneb acknowledges that:

             15.1.1 the Terminals may have been contaminated prior to the date of this Agreement in connection with their usage as oil and chemical storage terminals;

             15.1.2 they have had full opportunity to inspect and survey the Terminals and carry out investigations thereon;

             15.1.3 they rely at their own risk on the contents of any report, plan and/or other written material and/or information either disclosed to them and/or orally communicated to them by the Vendor both as to the condition of the Terminals and as to the nature and effect of any remedial works which may have been carried out or which may be required to be carried out and no warranty is given and/or no representation made by the Vendor in respect thereof.

             It is the intention of both parties that the effect of Clause 15 shall be that pursuant to the provisions of the Contaminated Land Regime the Purchaser and/or Kaneb shall effectively transfer to them GTC's and/or the Vendor's liability for remediation of the Terminals pursuant to the Contaminated Land Regime.

15.2 With regard to pollution or contamination which pre-dates GTC's and/or the Vendor's ownership and/or occupation of the Terminals the Purchaser and/or Kaneb may assume any rights which GTC and/or the Vendor may have pursuant to the Contaminated Land Regime to claim a right of contribution or indemnity from any third parties (except GTC and/or the Vendor and subject to the exclusions described in sub-clause 15.2) who may have caused or contributed to the pollution or contamination giving rise to liabilities arising under the Contaminated Land Regime.

15.3 Each of the Purchaser and Kaneb hereby covenants to carry out any Remediation Works necessary at the Terminals and hereby jointly and severally indemnifies and shall hold the Vendor or GTC indemnified from and against all or any losses, damages, actions, proceedings, claims, costs, charges, expenses, obligations and liabilities suffered or incurred by the Vendor or GTC arising out of or in connection with any Remediation Works necessary as a result of pollution or contamination at or emanating from the Terminals (whether arising before or after the Completion Date) including all ancillary costs including legal costs directly consequent thereon and any other costs necessary to ensure compliance with Environmental Laws directly consequent thereon (excepting any matters in respect of which the Vendor and GTC indemnifies the Purchaser and Kaneb at Clauses 15.4 and 15.5.1 hereunder which shall remain the responsibility of the Vendor and GTC).

             In the event that a demand is made on either the Purchaser or Kaneb to carry out Remediation Works pursuant to this Clause 15.3, the Purchaser or Kaneb as the case may be shall have the right to assume the conduct and benefit of all claims or demands (including civil claims) for contribution in respect of the subject of Remediation Works that GTC or the Vendor has or may have against any third parties (but excluding contractual warranty and/or insurance claims) and may in their own name and at their sole expense proceed to enforce such claims for contribution with respect to the subject of the Remediation Work. In the event that such claim may only be brought in the name of the Vendor or GTC, then Kaneb or the Purchaser may demand the Vendor or GTC pursues such claim for and on behalf of the Purchaser or Kaneb, provided that such demand is accompanied by:

             15.3.1 a written commitment by the Purchaser and/or Kaneb to pay any and all costs (including legal costs) incurred by the Vendor or GTC in the prosecution of such claim; and

             15.3.2      a   written   opinion   of   an   attorney   reasonably
                         satisfactory to the Vendor or GTC that a reasonable basis exists in law to successfully pursue such claim.

15.4 The Vendor and GTC hereby indemnify and (without limitation in time) shall hold the Purchaser and Kaneb indemnified from and against any and all fines or penalties. For purposes of this Clause 15, fines and penalties are all or any fines or penalties levied by a Regulatory Authority and all ancillary costs including legal costs directly consequent thereon (a) in connection with any Remediation Works; or (b) as a result of a breach of Environmental Laws; but in either case resulting from acts or omissions occurring prior to the Completion Date.

          15.5.1 The Vendor and GTC hereby indemnify and (without limitation in time) shall hold the Purchaser indemnified from and against any third party claims and all ancillary costs including legal costs directly consequent thereon arising out of or in connection with any pollution or contamination at or emanating from the Terminals caused prior to the Completion Date. Upon accepting their indemnity obligations therefor in writing the Vendor and GTC shall then be free to deal with the said claims as it considers appropriate and neither the Purchaser nor Kaneb by act or omission shall agree, compromise or settle any third party claims pursuant to the provisions of this clause. If the Vendor and GTC have accepted their indemnity obligations hereunder, the Purchaser and Kaneb will not incur any costs or expenses in relation to any such claims without the prior written agreement of the Vendor (such agreement not to be unreasonably withheld).


          15.5.2 The Purchaser and Kaneb hereby indemnify and (without limitation in time) shall hold the Vendor and GTC indemnified from and against any third party claims and all ancillary costs including legal costs directly consequent thereon arising out of or in connection with any pollution or contamination at or emanating from the Terminals caused on or after the Completion Date. Upon accepting their indemnity obligations therefor in writing the Purchaser and Kaneb shall then be free to deal with the said claims as they consider appropriate and neither the Vendor nor GTC by act or omission shall agree, compromise or settle any third party claims pursuant to the provisions of this clause. If the Purchaser and Kaneb have accepted their indemnity obligations hereunder, the Vendor and GTC will not incur any costs or expenses in relation to any such claims without the prior written agreement of the Purchaser (such agreement not to be unreasonably withheld).


             15.5.3 Upon receipt of any notification to it of any third party claims, the Purchaser shall notify the Vendor and GTC in writing as soon as reasonably practicable specifying in reasonable detail the nature and extent of the claims. In such case, the Purchaser and Kaneb shall ensure that the Vendor receives all material information held by them in connection with the said claims as soon as reasonably practicable.

15.6 All Hazardous Waste stored on site including but not limited to that stored in barrels, tanks and water collection or treatment systems remains the property of the Vendor and GTC and will be removed from the Terminals before the Completion Date, but excluding any such waste stored on behalf of a customer under a Customer Contract or any minor levels of waste stored in slop tanks in the ordinary course of business.

15.7 Notwithstanding Clause 24.1 the indemnities under this Clause 15 shall be personal to the parties and shall not be capable of assignment.

16.          THE VENDOR'S RECEIVABLES

16.1 The Vendor shall remain entitled to the Vendor's Receivables. At the end of the calendar month in which Completion occurs the Purchaser shall invoice customers for monies due to the Vendor up to Completion for the billing period in which the Completion occurs in accordance with the billing procedures set out in Schedule 16.

16.2 The Purchaser shall provide reasonable assistance to the Vendor to collect the Vendor's Receivables, provided that the Purchaser shall in no event be liable to the Vendor for any uncollected Vendor's Receivables. Subject to Clause 16.3, should the Purchaser receive any monies in respect of the Vendor's Receivables the Purchaser shall pay all such monies forthwith to the Vendor.

16.3 In the event that the Purchaser shall receive any payment from a third party from whom monies are due both in respect of the Vendor's Receivables and in respect of receivables of the Purchaser, where payment has not been allocated or identified by the payer, then the Purchaser forthwith shall request confirmations from the payer that such monies are to be applied towards the payment of the Vendor's Receivables and shall hold the monies on trust until it has received such confirmation.

16.4 The Vendor shall remain entitled to all payments due to the Vendor for goods or services to the extent supplied by the Vendor prior to the Completion Date in the course of carrying on the Business.

16.5 The Vendor shall obtain the Purchaser's consent (not to be unreasonably withheld or delayed) prior to commencing a bankruptcy action against any person who is or becomes a customer of the Purchaser at a Terminal pursuant to this Agreement.

16.6 After the expiration of three months from the Completion Date the obligations of the Purchaser under this clause 16 shall cease save that if thereafter any payments are made to the Purchaser in respect of Vendor's Receivables the Purchaser shall forthwith remit the same to the Vendor.

17.          NAMES AND SIGNAGE

17.1 The Purchaser shall not use or carry on business under any of the Names or words substantially similar to the Names or hold itself out as being part of or associated with the Vendor or GTC or use in any way whatsoever any trademarks (whether registered or unregistered) of GTC, including any logos, insignia or other devices used at the date hereof in the Business. Except as otherwise expressly agreed in writing between the parties, the Purchaser shall remove all references to the Names from all Signage as soon as practicable (and in any event within 6 weeks) after the Completion Date. For the avoidance of doubt the Purchaser shall not be in breach of this Clause 17.1 during such 6 week period.

17.2 The Purchaser shall procure that as soon as practicable (and in any event within 6 weeks) after the Completion Date, the Names and the VAT registration number and company registration number of the Vendor shall be removed or permanently obliterated from or covered over in all printed matter used in connection with the Business (including without limitation all business stationery, invoices, advertising materials and promotional material) and so far as practicable, and subject to the Reversioner's (as defined in Schedule 7) licence and consent (where necessary) all Terminals.

18.          POST-COMPLETION ACCESS AND SERVICES

18.1 Upon 7 days' prior written notice, where reasonably practicable and during normal business hours and without prejudice to the provisions of Clauses 19 and 29, and for 12 months following Completion, the Purchaser shall allow representatives of the Vendor reasonable access (including the right to take copies where applicable subject to payment of a reasonable charge therefor) to the Employees, the Terminals, the Maidenhead office and other Assets, and all books, records and other documents relating exclusively to the Business prior to the Completion Date as it may reasonably require and as are reasonably available.

18.2 Upon 7 days' prior written notice, where reasonably practicable, and during normal business hours, and for 12 months following Completion, the Vendor shall allow representatives of the Purchaser reasonable access (including the right to take copies where applicable subject to payment of a reasonable charge therefor) (the Purchaser bearing its own cost) to all books, records and other documents relating to the Business prior to the Completion Date as it may reasonably require and as are reasonably available.

18.3 The Purchaser shall for a period of not less than seven years from Completion use its reasonable endeavours to preserve all the books, records and other documents of the Business delivered to it pursuant to the Agreement and, upon being given reasonable notice by the Vendor or its agents that access thereto is required the Purchaser shall make those records available to the Vendor or its agents during normal business hours for inspection and/or for copying (at the Vendor's expense).

18.4 The provisions of Clause 29 shall apply to any information obtained under the provisions of this Clause 18.

18.5 The rights of access under this Clause 18 shall not apply to any documents or records if such access is requested during the course of legal proceedings between the parties hereto to which such documents or records are relevant, or during any period when any claim has been intimated by either party pursuant to the terms of the Agreement and remains unresolved.

18.6 Following Completion the Purchaser shall use its reasonable endeavours to provide the services set out in Schedule 17 to and/or for the benefit of the Vendor (and shall grant the Vendor the rights related to the benefit of such services described in Schedule 17) and the Vendor shall reimburse to the Purchaser any actual third party costs that the Purchaser may incur in this respect upon receipt of the relevant third party invoice or similar cost verification.

19.          VAT

19.1 All amounts expressed in this Agreement as being payable by or to the Purchaser are expressed exclusive of any Value Added Tax which may be chargeable thereon and the amount of any such Value Added Tax shall be payable in addition thereto subject as hereinafter provided. 19.2 The parties intend that the Business shall be transferred as a going concern for the purposes of Section 49 VATA 1994 and Article 5 of the VAT Order and accordingly application shall be made to H.M. Customs & Excise to obtain a direction that all records referred to in Section 49 VATA 1994 may be retained by the Vendor. The Vendor undertakes to preserve those records in such a manner and for such periods as may be required by law and to give to the Purchaser as from the Completion Date reasonable access during normal business hours to such records.

19.3 Both the Vendor and the Purchaser shall use all reasonable endeavours to secure that the sale of the Business is treated under the VAT Order as neither a supply of goods nor a supply of services and accordingly that no VAT shall be payable under Clause 19.1, and within 7 days of the date hereof (a) the Vendor shall write in terms agreed with the Purchaser to H M Customs & Excise seeking confirmation of that treatment and (b) the Purchaser shall supply to the Vendor evidence satisfactory to the Vendor of the registration of the Purchaser for VAT purposes.

19.4 If and to the extent that H.M. Customs & Excise have before the Completion Date expressly indicated that the sale of the Business cannot be treated in the manner contemplated by Clause 19.3, or if the Purchaser shall have indicated that it no longer intends to carry on the Business in the same manner as the Vendor for the purposes of the VAT Order, the Purchaser shall (against production of tax invoices in respect thereof and in addition to any amounts expressed in the Agreement to be payable by the Purchaser) pay on the Completion Date the amount of any VAT which as a result of that indication may be chargeable on the sale of the Business under the Agreement. If no such indication shall have been given before the Completion Date, then no amount in respect of VAT shall be paid by the Purchaser on the Completion Date, but to the extent that VAT shall subsequently be determined by H.M. Customs & Excise to be payable on the sale, the Purchaser shall in addition to any amount expressed in the Agreement to be payable by the Purchaser pay to the Vendor such VAT and any penalty or interest incurred by the Vendor for late payment thereof (other than where incurred due to the fault or negligence of the Vendor), such payment by the Purchaser to be made forthwith against evidence that the due date for payment of such tax has fallen due or will fall due within seven days, or if later against delivery by the Vendor to the Purchaser of the appropriate tax invoice.

19.5 If requested by the Purchaser, the Vendor shall make any appeal which is reasonable and necessary against any determination of H.M. Customs & Excise that the sale is not going to be treated as the transfer of a going concern, at the sole cost and expense of the Purchaser.

19.6 If any amount paid by the Purchaser to the Vendor in respect of VAT pursuant to the Agreement is subsequently found to have been paid in error and, if it has not yet accounted for such VAT to Customs & Excise, the Vendor shall promptly repay such amount to the Purchaser. If the Vendor has already so accounted then it shall at the expense of the Purchaser use all reasonable endeavours to obtain repayment from H.M. Customs & Excise and forthwith on receiving repayment from H.M. Customs & Excise shall pay to the Purchaser the amount repaid together with the amount of any interest payable by H M Customs & Excise.

19.7 After the Completion Date the Purchaser shall as required by the VAT Order use the assets of the Business in carrying on the same kind of business, whether or not as part of any existing business of the Purchaser, as that carried on by the Vendor, and authorises the Vendor to make this known to H.M. Customs & Excise in any application (including under Clause 19.3) seeking confirmation that Article 5 of the VAT Order shall apply to the sale of the Business.

19.8 VAT payable in respect of goods and services supplied, or deemed to be supplied, by the Vendor prior to the Completion Date and all interest payable thereon and penalties attributable thereto shall be paid to H.M. Customs & Excise by the Vendor. The Vendor shall be entitled to receive and retain all reimbursement or credit from H.M. Customs & Excise for VAT borne by the Vendor on goods and services supplied to the Vendor prior thereto and any payments received in respect of VAT overpaid to H.M. Customs & Excise prior thereto.

19.9 Where in relation to any Terminal the Vendor has made an election under paragraph 2 of Schedule 10 VATA 1994, that fact has been notified by the Vendor to the Purchaser prior to the date hereof and the Vendor has delivered to the Purchaser a copy of the acknowledgement by HM Customs & Excise of the notification of such election, together with a copy of the written permission of H.M. Customs & Excise to make such election where such written permission is required by paragraph 3 of Schedule 10 VATA 1994, the Purchaser shall elect to waive exemption under Paragraph 2 of Schedule 10 VATA 1994 in relation to that Terminal with effect on or prior to the earliest date on which the Terminal concerned is to be transferred and shall give written notification to H.M. Customs & Excise as required by the VAT Order no later than that date. The Purchaser shall deliver copies of the notification of such election showing receipt thereof by H.M. Customs & Excise by Completion and in default of delivery thereof shall, notwithstanding Clause 19.1, in addition to any amounts expressed in the Agreement to be payable by the Purchaser in respect of the said Terminal pay to the Vendor at Completion (against delivery by the Vendor of an appropriate tax invoice for VAT purposes) an additional amount in respect of VAT thereon.

20.          REPRESENTATIONS AND WARRANTIES

20.1 The Vendor hereby warrants and represents to the Purchaser as at the date hereof in the terms of Schedule 4 and so that the remedies of the Purchaser in respect of any of the Warranties shall continue to subsist notwithstanding Completion.

20.2         The said warranties and representations shall be subject to:

             20.2.1 any matters fairly and accurately disclosed in or pursuant to the Disclosure Letter;

             20.2.2 any matter provided for under the terms of this Agreement;

             20.2.3 the provisions of the Property Condition Schedules Show and matters therein subject to which the Terminals are sold; and

             20.2.4 the limitations on the liability of the Vendor set out in Clause 21.


20.3 The benefit of the representations and warranties given hereunder or pursuant hereto may not be assigned in whole or in part.

20.4 The Vendor undertakes to notify the Purchaser of any material breach of Warranty as soon as reasonably practicable after it becomes aware of any such breach up to the Completion Date.

20.5 Each of the Warranties shall be construed as a separate representation or warranty (as the case may be) and (save as expressly provided) shall not be limited by the terms of any other Warranties.

20.6 None of the limitations contained in clause 21 shall apply to any breach of the Warranties which (or the delay in discovery of which) is the consequence of fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee of the Vendor or any member of the Vendor's Group.

20.7 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties and the representations and warranties contained in Clause 2.2 of this Agreement.

20.8 The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements (including any forecast or expression of opinion) whatsoever including, without prejudice to the generality of the foregoing, any statement, forecast or expression of opinion contained in any of the documents listed on the Data Room Index, other than the Warranties and the Replies to Pre-Contract Property Enquiries and further acknowledges that neither the Vendor nor any of its servants, agents, officers or employees have given any such other warranties, representations, covenants, undertakings or indemnities. The Purchaser further acknowledges and agrees that the Executive Summary does not form part, or any basis, of this or any other agreement between the Vendor and the Purchaser.

20.9 Without prejudice to the provisions of Clause 9.3 in respect of the period prior to Completion, notwithstanding that the Purchaser becomes aware at any time that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled at any time after Completion to treat this Agreement as terminated or to rescind this Agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement.

20.10 Where any of the Warranties are expressed as being "so far as the Vendor is aware" or otherwise qualified by any similar expression, such reference shall be deemed to be a reference to the actual and constructive state of knowledge or awareness of the Vendor's and GTC's directors and officers (including directors and officers at the Maidenhead office) and the Vendor's Terminal Managers on the date hereof who shall for the purposes of constructive knowledge in respect of each Warranty so expressed each be deemed to have carried out such due and diligent enquiry into the relevant matter as may be described in the relevant Warranty.

20.11 Any information supplied by any Employee to the Vendor or its agents or accountants, solicitors or other advisers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the Business and Assets shall not constitute a representation or warranty or guarantee as to the accuracy thereof by such Employee and the Vendor hereby waives any and all claims which it might otherwise have against such Employee in respect thereof.

20.12 No information relating to the Business or the Assets of which the Purchaser has knowledge (actual or constructive) other than that contained in or referred to in this Agreement and the Disclosure Letter and no investigation by or on behalf of the Purchaser shall prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable thereunder.

21.          LIMITATIONS ON LIABILITY

21.1 The liability of the Vendor in respect of or arising out of any breach of the provisions of Clause 20 and/or the Warranties (the liability of the Vendor being referred to herein as `Liability') shall be limited as set out in Clause 20 and in this Clause 21.

21.2 No Liability shall in any event arise unless and until the aggregate amount of loss sustained in respect of any claims permitted to be made under this Clause 21.2 shall equal or exceed (pound)720,000 but once the figure is exceeded the Purchaser shall be entitled to recover the whole of such amount and not just the excess. Thereafter, no liability shall arise unless the amount of the loss sustained in respect of each individual claim shall equal or exceed (pound)5,000 in which event the liability shall be in respect of the whole amount and not merely the excess.

21.3 The aggregate Liability shall not exceed the Consideration (as adjusted by the net amount payable pursuant to the Completion Statement under Clause 7.1 and/or any reduction in accordance with Clauses 9 or 11.3).

21.4 No claim in respect of any Liability shall be brought by the Purchaser against the Vendor unless notice in writing of any such claim (specifying in reasonable detail the nature of the breach and so far as practicable the amount claimed in respect thereof) has been given to the Vendor by no later than the Final Claim Date.

21.5 Unless proceedings in respect thereof shall have been commenced against the Vendor and/or GTC, any claim which has been made or shall be made before the Final Claim Date shall if it has not been previously satisfied settled or withdrawn be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six months commencing on the Final Claim Date. For this purpose, proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Vendor or GTC or, as the case may be, the Vendor's or GTC's Solicitors.

21.6 The Purchaser shall reimburse to the Vendor any sum paid to the Purchaser by the Vendor in respect of any Liability which is subsequently recovered by or paid to the Purchaser from any third party together (if the Vendor shall not have already recovered back from the Purchaser the full amount paid by the Vendor) with any repayment supplement under Section 825 of ICTA or other interest (less any taxation thereon) in respect thereof.

21.7 No Liability shall arise and the Purchaser shall have no claim whatsoever against the Vendor in respect thereof:

             21.7.1 if and to the extent that allowance, provision or reserve has been made in the Completion Statement in respect of the matter to which such claim relates or such matter was taken into account in computing the amount of any such allowance, provision or reserve;


             21.7.2 if and to the extent that such claim would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done after Completion by the Purchaser or any person connected with the Purchaser or the failure or omission of the Purchaser or any person connected with the Purchaser to make any such claim, election, surrender or disclaimer or give such notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation;


             21.7.3 if and to the extent that the Purchaser has an indemnity for or will recover the loss or damage suffered by the Purchaser arising out of such breach or claim under the terms of any insurance policy of the Purchaser or from any third party provided that the Vendor shall indemnify the Purchaser for any costs incurred in connection with the Purchaser obtaining such indemnity or recovery (providing that such indemnity does not entail any greater liability or obligation of the Vendor than it would have incurred as a liability for breach of Warranty); or


             21.7.4 if and to the extent that such claim relates to a claim or liability for Taxation and would not have arisen but for any winding up or cessation after Completion of the Business or any trade or business carried on by the Purchaser.


21.8 All amounts available for set-off or otherwise liable to be deducted pursuant to Clause 21.7 above shall not be deducted for the purpose of determining the amount of loss sustained in connection with the de minimis limits referred to in Clause 21.2 above.

21.9 The Purchaser shall not be entitled to recover damages from the Vendor in respect of any Liability to the extent that the Purchaser has already received reimbursement or restitution in respect of the same Liability.

21.10 If any claim by any third party comes to the notice of the Purchaser by reason or in consequence of which any Liability may arise the Purchaser shall:

             21.10.1 as soon as reasonably practicable (and if possible within such a period as will afford the Vendor reasonable opportunity to lodge a timely appeal against such claim) give written notice thereof to the Vendor; and


             21.10.2     not make  any  admission  of  liability,  agreement  or
                         compromise   with  any  person  body  or  authority  in
                         relation thereto without the prior agreement of the Vendor (not to be unreasonably withheld or delayed).

21.11 Provided that the Vendor acknowledges its obligation to indemnify the Purchaser in accordance with Clause 21.12, without prejudice to Clause 21.10 above and Clause 21.12 below, if the Purchaser considers that it will or may make a claim against the Vendor for any Liability, it shall as soon as practicable so notify the Vendor pursuant to Clause 21.4, and for a period of 60 days after such notification shall grant the Vendor the opportunity to take steps to remedy or avert such Liability.

21.12 The Purchaser shall take such action as the Vendor may reasonably request (provided that such action would not harm or be to the detriment of the Business or any part thereof as carried on by the Purchaser after the Completion Date) to avoid, dispute, resist, appeal, compromise or defend or mitigate any claim which would give rise to any Liability on the basis that the Purchaser shall be indemnified by the Vendor as to all reasonable costs and expenses which it may reasonably incur by reason of such action.

21.13 In assessing any damage or other amounts recoverable in respect of any Liability there shall be taken into account the value of any immediate financial benefit obtained by the Purchaser in consequence of the event or breach giving rise thereto.

21.14 For the avoidance of doubt nothing in this Clause 21 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any Liability.

21.15 Any amount paid by the Vendor pursuant to the provisions of the Agreement in respect of a breach of any of the Warranties or other provisions of the Agreement shall be treated as a reduction in the Consideration paid by the Purchaser.

22.          GUARANTEES AND INDEMNITIES

22.1 In consideration of the Purchaser entering into this Agreement at the request of GTC, GTC hereby undertakes to the Purchaser that the Vendor shall perform its obligations and meet its liabilities under the provisions of this Agreement.

22.2 If the Vendor shall fail in any respect to perform any such obligations or meet any such liabilities under this Agreement or breach any of the Warranties then GTC shall forthwith perform or take any steps necessary or desirable to achieve the due and faithful performance of the obligations or satisfaction of the liabilities of the Vendor and GTC shall indemnify and hold indemnified the Purchaser against any losses, damages, costs, charges and expenses for which the Vendor would have been liable arising out of or in connection with the said failure or breach.

22.3 In consideration of the Vendor entering into this Agreement at the request of Kaneb and STOP, each of Kaneb and STOP hereby jointly and severally undertake to the Vendor and to GTC that the Purchaser shall perform its obligations and meet its liabilities under the provisions of this Agreement.

22.4 If the Purchaser shall fail in any respect to perform any such obligations or meet any such liabilities under this Agreement then Kaneb and STOP shall forthwith perform or take any steps necessary or desirable to achieve the due and faithful performance of the obligations or satisfaction of the liabilities of the Purchaser and Kaneb and STOP shall each indemnify and hold indemnified the Vendor against any losses, damages, costs, charges and expenses for which the Purchaser would have been liable arising out of or in connection with the said failure or breach.

22.5 In consideration for GTC guaranteeing the obligations and Warranties of the Vendor to the Purchaser under sub-clauses 22.1 and 22.2 above at the request of the Purchaser and Kaneb, the Purchaser shall use all reasonable endeavours to procure that GTC is released and discharged from the GTC Guarantees, and without prejudice to the generality of the foregoing, Kaneb shall provide such guarantee (or other suitable guarantee from within the Kaneb group of companies) as may be required for that purpose, provided that such guarantee is no more onerous than the current GTC Guarantee. Pending such release and discharge each of the Purchaser and Kaneb hereby jointly and severally indemnifies and shall hold GTC fully indemnified from and against any and all actions, proceedings, losses, damages, liabilities, obligations, costs, claims, charges and expenses suffered or incurred by GTC of whatsoever nature arising out of or in connection with all or any GTC Guarantees ("the GTC Indemnified Claims") to the extent that such GTC Indemnified Claims relate to periods after the Completion Date.

23.          KANEB, STOP AND PURCHASER'S WARRANTIES

23.1 Each of Kaneb, STOP and the Purchaser hereby warrants and represents to the Vendor that:

             23.1.1 it has full power and authority to enter into and perform the Agreement and the Agreement when executed will constitute a legal, valid and binding obligation on it in accordance with its terms;


             23.1.2 the execution and delivery of, and the performance by it of its obligations under, the Agreement will not:


                         (a) result in a breach of or conflict with any provision of its memorandum or articles of asso-ciation (or other constitutional document); or


                         (b) result in a breach of or conflict with any order, judgment or decree of any court or governmental agency or any ordinance, regulation or agreement to which it is a party or by which it or its assets are bound; or


                         (c) require the consent of its partners and/or shareholders (as the case may be) or any other person, except to the extent such consent has been obtained;


             23.1.3 it acts as principal for the purposes of this Agreement and not as broker or agent for another person or in concert with another person and has not at the date of the Agreement any arrangement in place; and


             23.1.4 it and its employees or advisers have no actual knowledge of any event, act or circumstances which it appreciates at the date hereof constitutes a breach of the Warranties.

23.2 On Completion, each of Kaneb and STOP shall deliver to the Vendor's solicitors opinions of Kaneb's corporate counsel addressed to the Vendor (upon terms to be agreed) relating to the execution of this Agreement by each of Kaneb and STOP and their respective capacities to enter into the guarantees, indemnities and other provisions herein contained.

24.          ASSIGNMENT

24.1 This Agreement shall be binding on and shall enure for the benefit of each party, its successors and permitted assigns provided that, save as set out in clauses 24.2 and 24.3, neither party shall be entitled to assign all or any of their respective rights and obligations hereunder without prior written consent of the other.

24.2 Any party's rights under this Agreement ("Rights") may be assigned by it to any associated company, and by such associated company to any other company which is associated with both the original party to this Agreement and the assignor, provided that:

             24.2.1 if such company to which Rights are assigned ceases to be so associated, it shall assign the Rights to an associated company and, until such assignment becomes effective, the Rights shall cease to be enforceable; and


             24.2.2 in each case such assignee undertakes in writing to the assignor, for itself and on behalf of the other parties hereto, to be bound by and (where applicable) to perform all the relevant obligations and limitations of the assignor under this agreement in relation to the rights assigned.


             For the purposes of this Clause 24.2 "associated company" means any holding company of the relevant party and any subsidiary of such holding company.


24.3         Obligations under this Agreement shall not be assignable.

25.          WAIVER

25.1 No waiver by either party of any of the requirements hereof or any of the rights hereunder shall release the other from full performance of its remaining obligations as herein stated.

25.2 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the relevant party.

26.          NATURE OF AGREEMENT

26.1 The parties acknowledge that the Agreement shall constitute and form the entire agreement between them relating to the sale and purchase of the Business and the Assets to the exclusion of any antecedent statement or representation whether oral written or implied or whether contained in any advertisement particulars or other matters issued (including without prejudice to the generality of the foregoing the Executive Summary) or in any correspondence entered into by the Vendor or any of its employees, servants or agents and the Purchaser hereby acknowledges that the Purchaser has not entered into the Agreement in reliance upon any such statement or representation.

26.2 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

             26.2.1 the legality, validity or enforceability in that juris-diction of any other provisions of this Agreement; or


             26.2.2      the legality,  validity or enforceability under the law
                         of  any  other   jurisdiction  of  that  or  any  other
                         provision of this Agreement.

26.3 All provisions of the Agreement so far as they are capable of being performed or observed and all representations and warranties herein contained shall continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

26.4 The Agreement shall remain in full force and effect in so far as unimplemented notwithstanding Completion.

27.          COSTS

             Subject to any express provisions in the Agreement to the contrary, each Party shall bear its own costs and expenses incurred by it in connection with the Agreement and the transactions contemplated hereby.


28.          ANNOUNCEMENTS

28.1 Subject to sub-clause 28.2, no announcement concerning the subject matter of the Agreement or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

28.2 Either party may make an announcement concerning the subject matter of the Agreement or any ancillary matter if required by:

             28.2.1      the law of any relevant jurisdiction; or


             28.2.2 any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) The London Stock Exchange, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement provided that, in any event, any such announcement shall be made only after notice to the other party.


29.          CONFIDENTIALITY

29.1 Subject to sub-clause 29.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing the Agreement which relates to:

             29.1.1      the provisions of the Agreement;


             29.1.2      the negotiations relating to the Agreement;


             29.1.3      the subject matter of the Agreement; or


             29.1.4      the other party.


29.2 Either party may disclose information which would otherwise be confidential if and to the extent:

             29.2.1      required by the law of any relevant jurisdiction;


             29.2.2 required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) The London Stock Exchange, whether or not the requirement for information has the force of law;


             29.2.3 required to vest the full benefit of the Agreement in either party;


             29.2.4 that such information is only disclosed to the profes-sional advisers, auditors and bankers of each party;


             29.2.5 the information has come into the public domain through no fault of that party; or


             29.2.6 the other party has given its prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,


             provided that any such information disclosed pursuant to sub-clauses 29.2.1 to 29.2.2 shall be disclosed only after notice to the other party, provided that nothing in this Agreement shall preclude the Purchaser from giving notice to the Reversioner (as defined in Schedule 7) in accordance with the requirements of the Leases following Completion.


30.          FURTHER ASSURANCE

30.1 Following the Completion Date, the Vendor shall, from time to time immediately upon request from the Purchaser, at the Vendor's expense, do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser to give the Purchaser full legal and beneficial title to the Assets.

30.2 Each party agrees to execute and deliver to the other or do as appropriate all such other documents, assurances and acts as may be reasonably necessary to fulfil the provisions of the Agreement or to carry into effect the intentions of the parties as expressed herein.

31.          LAW AND JURISDICTION

31.1 This Agreement, save for the Scottish Leasehold Schedule and the N.I. Leasehold Schedule (and any documents entered into pursuant to either of those Schedules), is governed by and shall be construed in accordance with English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts in respect of any dispute arising herefrom or any other contractual relationship between the parties hereto (save to the extent that any such disputes relate to the Scottish Leasehold Schedule or the Scottish Leases or the N.I. Leasehold Schedule or the N.I. Lease).

31.2 This Agreement and such documents, to the extent that they relate to the Scottish Leasehold Schedule or the Scottish Leases, shall be governed by and construed in accordance with Scots law and the Courts of Scotland shall have exclusive jurisdiction in relation to disputes arising therefrom.

31.3 This Agreement and such documents, to the extent that they relate to the N.I. Leasehold Schedule or the N.I. Lease, shall be governed by and construed in accordance with the laws of Northern Ireland and the Courts of Northern Ireland shall have exclusive jurisdiction in relation to disputes arising therefrom.

32.          NOTICES

32.1 Any notice or other communication given or made under or in connection with the matters contemplated by the Agreement shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this Clause).

32.2 Any such notice or other communication shall be addressed as provided in sub-Clause 32.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

             32.2.1 if sent by personal delivery, upon delivery at the address of the relevant party;


             32.2.2      if sent by first class post, when received;


             32.2.3 if sent by telex, when despatched but only if the recipient's answerback appears correctly at the start and end of the sender's telex; and

            32.2.4 if sent by facsimile, when despatched (provided that it is received between the hours of 9 a.m. to 5 p.m. on a Business Day otherwise it will be deemed received by 10 a.m. on the next following Business Day)


             provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours, such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

32.3 The relevant addressee, address and facsimile number of each party for the purposes of the Agreement, subject to sub-Clause 32.4 are:


       Name of Party                        Addr                   Facsimile No.

The Vendor: ....................  c/o GATX Terminals Corporation   0013126216647
                                      500 West Monroe Street
                                      Chicago, Illinois 60661, USA

For the attention of:

R.J. Ciancio ....................  As above                         As above
Legal Department
And

Copied to:
Jonathan Riley .................   190 Strand                      0171 379 6854
Lawrence Graham ................   London WC2R 1JN

The Purchaser, KANEB or STOP: ..   Kaneb Pipe Line Company         0019726991894
For the attention of: ...........  2435 N Central Expressway
Edward D Doherty ................  Suite 700
Kaneb Pipe Line Company .........  Richardson, Texas 75080-2731

Copied to: ......................  Ashurst Morris Crisp           0171 972 7990
David Kershaw ...................  Broadwalk House
Ashurst Morris Crisp ............  5 Appold Street
                                   London EC2A 2HA

Copied to: .....................   Support Terminals Operating  001 972 931 6526
Fred T. Johnson ................   Partnership, L.P.
Support Terminals Operating        17304 Preston Road
Partnership, L.P................   Suite 1000
                                   Dallas, Texas 75252

GTC: ...........................   500 West Monroe Street       001 312 621 6647
                                   Chicago, Illinois 60661, USA

for the attention of:
Anthony J. Andrukaitis
President
Copied to: R J Ciancio
Legal Department

Copied to:
Jonathan Riley                        190 Strand                  0171 379 6854
Lawrence Graham ...................  London WC2R 1JN



32.4 Either party may notify the other party to the Agreement of a change to its name, relevant addressee, address, telex number or facsimile number for the purposes of sub-Clause 32.3 provided that such notification shall only be effective on:

             32.4.1 the date specified in the notification as the date on which the change is to take place; or


             32.4.2 if no date is specified or the date specified is less than the five clear business days after the date on which notice is given, the date falling five clear business days after notice of any such change has been given.


33.          VARIATIONS

             This Agreement may not be released, discharged, supplemented, amended, varied or modified except by an instrument in writing signed by a duly authorised representative of each of the parties hereto.

34.          COUNTERPARTS

             This Agreement may be executed in any number of counterparts and by the different parties in different counterparts each of which when executed and delivered is an original. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all the parties but all such counterparts shall be deemed to constitute one and the same instrument.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first before written.


Executed and delivered as a deed                     )
by GATX TERMINALS LIMITED                            )
pursuant to a resolution of the                      )
Board of Directors                                   )
acting by                                            )

B. P. HUGHES                                         Director

S. SEXTON                                            Director/Secretary


Executed and delivered as a deed                     )
by ST SERVICES LTD.                                  )
pursuant to a resolution of the                      )
Board of Directors                                   )
acting by                                            )

ED DOHERTY                                           Director

RONALD SCOGGINS                                      Director/Secretary


Executed and delivered as a deed                     )
by ST EASTHAM LTD.                                   )
pursuant to a Resolution of the                      )
Board of Directors                                   )
acting by                                            )

ED DOHERTY                                           Director

RONALD SCOGGINS                                      Director/Secretary


Executed and delivered as a deed                     )
by GATX TERMINALS CORPORATION                        )
pursuant to a resolution of the                      )
Board of Directors                                   )
acting by                                            )

RICHARD J. DESIDERIO                                 Vice President

BRONIA WASSERMAN                                     Assistant Secretary


Executed and delivered as a deed                     )
by KANEB PIPE LINE PARTNERS L.P.                     )
pursuant to a resolution of the                      )
Board of Directors of Kaneb Pipe Line                )
Company as the General Partner                       )
acting by                                            )

RONALD SCOGGINS                                      Sr. Vice President

MICHAEL GLAZER                                       Assistant Secretary


Executed and delivered as a deed                     )
by  SUPPORT TERMINALS                                )
OPERATING PARTNERSHIP, L.P.                          )
pursuant to a resolution of the                      )
Board of Directors of Support Terminal               )
Services Inc. as the General Partner                 )
acting by                                            )


RONALD SCOGGINS                                      Sr. Vice President

MICHAEL GLAZER                                       Assistant Secretary